FOR IMMEDIATE RELEASE
Contact:
Idenix Pharmaceuticals, Inc.
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS
Cambridge, MA — March 2, 2006 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the fourth quarter and year ended December 31, 2005.
For the fourth quarter ended December 31, 2005, Idenix reported total revenues of $18.1 million, compared with total revenues of $18.8 million in the fourth quarter of 2004. Total revenues consist of reimbursement by Novartis of expenses incurred by Idenix in connection with the development of telbivudine and valtorcitabine, Idenix’s product candidates for the treatment of hepatitis B, and amortization of the up-front fees paid to Idenix in May 2003 when Novartis licensed Idenix’s hepatitis B product candidates. Idenix reported a net loss of $14.4 million, or a loss of $0.27 per diluted share, for the fourth quarter ended December 31, 2005, compared to a net loss of $14.0 million, or a loss of $0.29 per diluted share, for the fourth quarter ended December 31, 2004.
For the year ended December 31, 2005, Idenix reported total revenues of $64.7 million, compared with total revenues of $95.4 million for the year ended December 31, 2004. Idenix reported operating expenses of $120.2 million for the year ended December 31, 2005, compared with total operating expenses of $103.6 million for the year ended December 31, 2004. The increase in operating expenses was primarily associated with increased research and development and sales and marketing activities. The company reported a net loss of $50.8 million, or a loss of $1.03 per diluted share, for the year ended December 31, 2005, compared with a net loss of $6.2 million, or a loss of $0.15 per diluted share, for the year ended December 31, 2004. Total revenues in 2004 included a $25 million milestone payment received from Novartis related to valopicitabine, or NM283, Idenix’s product candidate for the treatment of hepatitis C.
At December 31, 2005, Idenix’s cash, cash equivalents and marketable securities totaled $242.2 million.
Business Highlights “The submission of a new drug application (NDA) with the United States Food and Drug Administration (FDA) for our lead product candidate telbivudine capped a year of continued growth and achievement for Idenix,” said Jean-Pierre Sommadossi, chairman and chief executive officer of Idenix. “Anticipating the commencement of phase III clinical trials for valopicitabine, our lead product candidate for hepatitis C,

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and the potential license of valopicitabine by Novartis makes us confident that 2006 will be another significant year for Idenix.”
Major accomplishments realized over the past twelve months included:
– Submission of an NDA to the FDA seeking marketing approval of telbivudine for the treatment of chronic hepatitis B. This was the first submission of a registration application for telbivudine, an oral, once-daily nucleoside analog.

– Submission of a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) seeking authorization to market telbivudine in the EU.

– The continued advancement of the development of valopicitabine for the treatment of hepatitis C, with the reporting of positive data from ongoing phase IIb trials in both treatment-refractory and treatment-naïve patients.

– The completion, in October 2005, of an underwritten public offering in which the company sold an aggregate of 7,278,020 shares of its common stock, including 3,939,131 shares to Novartis Pharma AG, resulting in net proceeds to the company of approximately $145.4 million, after underwriting discounts and offering expenses.
2006 Financial Guidance
The company currently expects to end 2006 with between $200 million and $220 million of cash, cash equivalents and marketable securities. This guidance assumes licensing of valopicitabine by Novartis, receipt of a total of $70 million in license fees related to valopicitabine during 2006, and reimbursement of development expenses relating to valopicitabine post-licensing.
Conference Call Information
Idenix will hold a conference call today at 8:30 a.m. Eastern time. To access the call please dial 800-774-5358 US/Canada or 706-643-0743 International and enter passcode 5568948 or to listen to a live webcast of the call, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection. An archived webcast will be available on the Idenix website for two weeks after the call. A replay of the call will also be available from 12:00 p.m. ET on March 2, 2006, until 12:00 p.m. ET on March 16, 2006. To access the replay, please dial 800-642-1687 or 706-645-9291 (international), and provide the passcode 5568948.
About Idenix
Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts. The company also has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipating,” “potential”, “confident,” “will be”, “seeking”, “expects,” “assumes” or similar expressions or by express or implied discussions regarding regulatory submissions and clinical trial development of telbivudine and valopicitabine, or the potential licensing of

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valopicitabine by Novartis. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that telbivudine will be approved for sale in any market, that valopicitabine will proceed to phase III clinical trials, that Novartis will exercise its option to license valopicitabine, or that the expected valopicitabine license fees will be paid or development expenses will be reimbursed. In particular, management’s expectations could be affected by the acceptance for filing and approval, if any, of the regulatory filings seeking authorization to market telbivudine; results of clinical trials, including additional data relating to the ongoing phase III clinical trial evaluating telbivudine and the ongoing phase IIb clinical trial evaluating valopicitabine; the decision by Novartis regarding the possible exercise of the option it holds to license valopicitabine; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for telbivudine, valopicitabine, its other product candidates and its discoveries. These and other risks which may impact management’s expectations regarding telbivudine are described in greater detail under the caption “Factors That May Affect Future Results” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
License fees and collaborative research and development — related party	$18,103	$18,633	$64,418	$95,004
Government research grants	—	126	300	385

Total revenues	18,103	18,759	64,718	95,389
Operating expenses:
Research and development	23,449	24,837	86,590	79,979
General and administrative	5,534	6,138	20,278	17,080
Sales and marketing	5,324	2,870	13,379	6,523

Total operating expenses	34,307	33,845	120,247	103,582

Loss from operations	(16,204)	(15,086)	(55,529)	(8,193)
Investment income, net	1,705	714	4,044	1,379
Other (expense) income	(2)	5	(6)	4

Loss before income taxes	(14,501)	(14,367)	(51,491)	(6,810)
Income tax benefit	121	413	714	566

Net loss	($14,380)	($13,954)	($50,777)	($6,244)

Basic and diluted net loss per share:	($0.27)	($0.29)	($1.03)	($0.15)

Shares used in calculation of basic and diluted net loss per share:	53,241	47,855	49,395	41,369

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$83,733	$42,083
Marketable securities	95,579	38,429
Accounts receivable, related party	13,723	16,243
Other current assets	6,550	3,231

Total current assets	199,585	99,986
Property and equipment, net	11,051	6,805
Marketable securities, net of current portion	62,855	76,754
Other assets	4,166	3,573

Total assets	$277,657	$187,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,350	$19,919
Deferred revenue, related party	9,695	9,695
Other current liabilities	471	249

Total current liabilities	32,516	29,863
Long-term obligations	9,165	9,418
Deferred revenue, related party, net of current position	29,089	38,779

Total liabilities	70,770	78,060
Stockholders’ equity	206,887	109,058
Total liabilities and stockholders’ equity	$277,657	$187,118

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